                                                           Exhibit 99.2

                            NEWS RELEASE


Investor Contact:                                     Media Contact:
K. B. Makrakis                                        Bruce P. Garren
(914) 696-6509                                        (914) 696-6540


FOR IMMEDIATE RELEASE (Tuesday, April, 26, 1994)


           TAMBRANDS NAMES EDWARD T. FOGARTY AS PRESIDENT AND CEO


White Plains, New York--April 26, 1994--Tambrands Inc. (NYSE:TMB) announced today that Edward T. Fogarty, 57, has been named President and Chief Executive Officer effective May 31, 1994. He will also be a member of the Board of Directors. Mr. Fogarty is currently President-USA/Canada/Puerto Rico for Colgate-Palmolive Company. Howard B. Wentz, Jr., will remain Chairman of the Board.

In announcing the appointment, Mr. Wentz said, "The Board and I are extremely pleased that Ed Fogarty will be joining Tambrands as CEO. He is a first-rate consumer products marketer and has extensive U.S. and international experience with Colgate, Corning, Playtex and Clairol. Most importantly, Ed is highly committed to bottom-line results through organizational excellence. In short, he is eminently qualified to implement Tambrands' global strategy. I am convinced that Ed's intelligence and vision will lead this Company to excellent financial results."

Mr. Fogarty began his career at Colgate, where he held positions of increasing responsibility in U.S. and international management from 1961 to 1972. Prior to rejoining Colgate in 1989, Mr. Fogarty had been Senior Vice President and President, Consumer Products Division, at Corning Inc.
Before that, he held a series of management positions including General Manager of the Clairol Division of Bristol-Myers and President of the International Division of International Playtex.

Mr. Fogarty received his B.A. from Harvard University and his M.B.A. from Harvard Business School. He is married and lives in Darien, Connecticut with his wife, Patsy. They have three children.

Tambrands manufactures Tampax(R) tampons and markets them around the world.

                                   # # #